Exhibit 4.6

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of January 25, 2016 among Matthews Real Estate Holdings LLC, Monroe Road Holdings LP, FD Spinco, Inc. FD Spinco II, Inc. and FD Retail Properties, LLC (each, a “New Guarantor”, and collectively, the “New Guarantors”), Dollar Tree, Inc. (together with any successors thereto, the “Issuer”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer and the Trustee have heretofore executed an indenture, dated as of February 23, 2015 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 5.750% Senior Notes due 2023 (the “Notes”), initially in the aggregate principal amount of $2,500,000,000;

WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall guarantee the Guaranteed Obligations; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the New Guarantors and the Issuer are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.             Defined Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.             Agreement to Guarantee.  The New Guarantors hereby agree, jointly and severally with all existing Guarantors (if any), to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.             Notices.  All notices or other communications to the New Guarantors shall be given as provided in Section 13.02 of the Indenture.

4.             Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.             Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.             Trustee Makes No Representation.  The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee.  Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and the New Guarantors, in each case, by action or otherwise, (iii) the due execution hereof by the Issuer and the New Guarantors or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Exhibit E-1

7.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Supplemental Indenture.  Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

8.             Effect of Headings.  The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

DOLLAR TREE, INC.

By:		/s/ Kevin S. Wampler
	Name:	Kevin S. Wampler
	Title:	Chief Financial Officer

MATTHEWS REAL ESTATE HOLDINGS LLC
By:	FAMILY DOLLAR STORES, INC., its managing member

By:		/s/ Kevin S. Wampler
	Name:	Kevin S. Wampler
	Title:	Executive Vice President —
Chief Financial Officer

MONROE ROAD HOLDINGS LP
By:	MATTHEWS REAL ESTATE HOLDINGS LLC, its general partner
By:	FAMILY DOLLAR STORES, INC., its managing member

By:		/s/ Kevin S. Wampler
	Name:	Kevin S. Wampler
	Title:	Executive Vice President —
Chief Financial Officer

FD SPINCO, INC.

By:		/s/ Kevin S. Wampler
	Name:	Kevin S. Wampler
	Title:	Executive Vice President —
Chief Financial Officer

FD SPINCO II, INC.

By:		/s/ Kevin S. Wampler
	Name:	Kevin S. Wampler
	Title:	Executive Vice President —
Chief Financial Officer

[2023 Supplemental Indenture]

FD RETAIL PROPERTIES, LLC
By:	FAMILY DOLLAR SERVICES, INC., its managing member

By:		/s/ Kevin S. Wampler
	Name:	Kevin S. Wampler
	Title:	Executive Vice President —
Chief Financial Officer

[2023 Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:		/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President

[2023 Supplemental Indenture]